Exhibit 10.1

Brokerwebs LLC 2197757838	400 N McClurg Ct Ste 1102 Chicago, IL 60611 United States

Prepared For Vik Grover Kanab Klub	Proposal Date 01/15/2021	Proposal Number 0000106

Pricing

Description	Rate	Qty	Line Total
Tier 3 Coding Service Phase 1 Tier 3 Coding Product. Client Is requesting a social media network development. We will create new functions and design for the site. We will improve user flow throughout the site and make it easier to use. We will develop necessary backend components to sustain future growth.	$10,000.00	1	$10,000.00

Advanced SEO Improved SEO optimization for all pages. Shortened URL’s for better link backing. Resubmission to all major search engines. Detailed Meta tagging of all images and videos on website. Price inclusive of Web Design	$0.00	1	$0.00

Kanab Klub Email Marketing Automation Help Will assist Wayman Baker in Working with the Email lists to effectively send out to potential customers.	$1,500.00	1	$1,500.00

Kanab Klub Phase 2 E-Com setup Custom Platform Brokerwebs will design a custom e-commerce solution for Kanab Klub. We will develop a way for customers to be forwarded to affiliate sites. Custom dev code/ maint Additional Scope of work will be issued once Phase 2 Commence. Rough estimate based upon features discussed in meetings so far. Additional cost for platform additions	$6,500.00	1	$6,500.00

Marketing Plan CPC Cost Per Click At discretion of Management we need to focus a monthly Cost for this. In order to gain traction quicker I would recommend a budget of around $9-10k to get started. We begin by testing small amounts and find the sweet spot to begin traction. We bill by taking a percentage of this 20% of budget to configure the advertisements. Ongoing management available for an additional fee.	$10,000.00	1	$10,000.00

Monthly Maintenance and management Recurring we would outsource this to save money we have a company we utilize to manage content etc. Initial setup and training of a designated manager of this platform. You will need someone full time working to make sure the platform is running smoothly. Expect this number to increase as the time needed to manage increases. This is a	$500.00	1	$500.00

Subtotal			28,500.00
Tax			0.00
Proposal Total (USD)			$28,500.00

Scope of Work

Brokerwebs will develop a social media platform with all the existing functions on the client’s current site. We will improve on each of those functions to further prevent errors etc. We will overhaul the programming and make sure error handling is managed accordingly.

D Sign-up / Sign-In Page

Our plan is to improve this process. We may also give people the ability to create an account by logging in using Facebook or Gmail.

o User will register using either ‘Email’ or ‘Phone’ and or facebook login token.

o User will login using ‘Email/Phone’ and Password.

o User will request for a new password by clicking ‘Forget Password’ Automated email correspondence system to manage it.

D User Profiles.

We will develop a backend for user profile management. Existing system needs a bit of work.

o User can manage own profile details.

o User can see his/her ‘Followers’.

o User can see whom they’re ‘Following’

D User Timeline

o On timeline, user will be able to get recent feeds.

Kanab Klub Wall

o Users will be able to post any media content on his/her own wall i.e. wall-post.

D Friends-list

o Users will be able to search friends by email.

o Users will see ‘Suggested Friends’.

o Users will Accept / Reject ‘New Friend request’.

o Users will see the ‘Friend requests sent’.

D Chat Messenger

o User will communicate with friends using Chat – Messenger ‘one-to-one’.

D Like / Share / Comment

o Applicable to all media-content.

D Settings

o Activity Log

o Change Password

o Block / Un-block User

o Report Abuse

o Privacy

D Who can see my posts? [ Public / Friends Only]

D Who can post on my wall? [ Everyone / Friends Only]

Expansion:

Brokerwebs Will incorporate infrastructure for future phases of e-commerce. We will bill separately to add this function in future phases.

Design Overall: Brokerwebs will redesign the entire platform. Better user flows and more relevant experience.

Assessment of Existing platform

Our Team took a look through the code developed for this project. We ran the code through our error testing Protocol. Our head developer Felipe has over 15 years of experience in the coding space and has headed development teams for Proctor & Gamble respectively.

Timeline

To Be Determined - Will establish with client on official Invoice. Please let us know your needs and we will do our best to accommodate.

Payment Terms

60% Down Payment: $6000 before Project Commence

30% Milestone 1: $3000 at base platform built pre revision stage 1. Basic Working Platform Stage. Minimum viable.

30% Milestone 2: $3000 Before Launch after error testing stages and final revision stage

Terms

1.	Payment Terms: Custom Payment Terms Per agreement 60% of total due as downpayment $6000 Due before project commence. Custom Client Terms Above and client satisfied with product down payment Milestones non-refundable.
2.	A one and one half (1.5%) monthly service charge will be billed against late payments. Grant of copyright is conditioned upon receipt of final payment, and upon Client’s compliance with the terms of this agreement.
3.	Cancellation Fees: In the event of Cancellation, Designer will be compensated for services performed through the date of cancelation in the amount of prorated portion of the fees due. Upon cancellation all rights to the website design revert back to the Designer and all original art and preliminary designs must be returned, including sketches, comps, or other preliminary materials.
4.	Permissions and Releases: The Client agrees to indemnify and hold the Designer harmless against any and all claims, costs, and expenses, including attorney’s fees, due to materials included in the Design at the request of the Client for which no copyright permission or privacy release was requested, or for which uses exceed the uses allowed pursuant to a permission or release. The Designer agrees to indemnify and hold the Client harmless against any and all claims, costs, and expenses, including attorney’s fees, due to materials included in the Design at the request of the Client for which no copyright permission or privacy release was requested, or for which uses exceed the uses allowed pursuant to a permission or release.
5.	Miscellaneous: This Agreement shall be binding upon the parties, their heirs, successors, assigns, and personal representatives. This Agreement constitutes the entire understanding of the parties. Its terms can be modified only by a writing signed by both parties, except that the Client may authorize expenses or revisions orally. Any dispute arising out of this agreement will be resolved by negotiation between the parties. If they are unable to resolve the dispute, either party may commence mediation and/ or binding arbitration through the American Arbitration Association. A waiver of a breach of any of the provisions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions. This Agreement shall be governed by the laws of the State of Indiana and courts of such state shall have exclusive jurisdiction and venue. This Agreement must be signed and returned before Designer can schedule or begin this job.

** Work not to commence until client obtains financing for Phase 1 **

Agreed to as of 01/18/2021:

Vikram Grover CEO

FOMO CORP.